Exhibit 99.1

AAR reports record fourth quarter and fiscal year 2023 results

•	Fourth quarter sales of $553 million, up 16% over the prior year

•	Fourth quarter GAAP diluted earnings per share from continuing operations of $0.66 in both Q4 FY2023 and Q4 FY2022

•	Record adjusted diluted earnings per share from continuing operations of $0.83 in Q4 FY2023, up 15% from $0.72 in Q4 FY2022

•	Fourth quarter cash flow provided by operating activities from continuing operations of $45 million

•	Full year sales of $2.0 billion, up 9% over the prior year

•	Full year GAAP diluted earnings per share from continuing operations of $2.52, compared to $2.16 in FY2022; record adjusted earnings of $2.86 in FY2023, up 20% from $2.38 in FY2022

Wood Dale, Illinois, July 18, 2023 — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, today reported fourth quarter fiscal year 2023 consolidated sales of $553.3 million and income from continuing operations of $23.2 million, or $0.66 per diluted share. For the fourth quarter of the prior year, the Company reported sales of $476.1 million and income from continuing operations of $23.9 million, or $0.66 per diluted share. Our adjusted diluted earnings per share from continuing operations in the fourth quarter of fiscal year 2023 were $0.83, compared to $0.72 in the fourth quarter of the prior year.

Consolidated fourth quarter sales increased 16% over the prior year quarter. Our consolidated sales to commercial customers increased 31% over the prior year quarter, primarily due to further recovery in the commercial market. Our consolidated sales to government customers decreased 7% primarily due to the completion of certain government programs that occurred last fiscal year. Sales to commercial customers were 69% of consolidated sales, compared to 62% in the prior year quarter.

“Across our domestic and international markets, the demand for commercial air travel is increasing and our airline customers expect this trend to continue. In turn, we have seen sustained high demand for our services which drove another strong quarter of growth,” said John M. Holmes, Chairman, President and Chief Executive Officer of AAR CORP.

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Gross profit margins were 19.5% in the current quarter, compared to 18.9% in the prior year quarter. Adjusted gross profit margin increased from 18.6% to 19.5%, primarily due to the favorable impact of our previous actions to reduce costs and improve our operating efficiency.

Selling, general, and administrative expenses were $70.8 million in the quarter, which included increased investments in digital initiatives as well as $5.1 million related to Trax acquisition and amortization expenses. As a percentage of sales, selling, general, and administrative expenses were 12.8% for the quarter, compared to 12.0% last year. Excluding the Trax acquisition and amortization expenses, selling, general, and administrative expenses were 11.9% of sales in the quarter.

Operating margins remained consistent at 6.6% in the current and prior year quarters, while adjusted operating margin increased from 7.0% in the prior year quarter to 7.8%, primarily as a result of the growth in commercial sales. Sequentially, our adjusted operating margin increased from 7.6% to 7.8%, driven by improved profitability in our commercial business.

Subsequent to the quarter, we announced an extension and expansion of our United Airlines MRO relationship and a planned facility expansion in Miami, Florida. Under the new arrangement, we will increase our narrow body maintenance capacity to provide United Airlines a minimum of 10 lines of support across our Miami and Rockford, Illinois, MRO facilities. To support the additional lines of maintenance, we will add a new three-bay hangar adjacent to our existing nine-bay facility at Miami International Airport. Miami-Dade County has committed to reimburse the expected construction costs of the hangar.

Net interest expense for the quarter was $4.7 million, compared to $0.6 million last year. Average diluted share count decreased from 35.7 million shares in the prior year quarter to 34.8 million shares in the current year quarter. We did not repurchase any shares during the quarter as a result of deploying capital towards the acquisition of Trax and other attractive investment opportunities. We have $57.6 million remaining on the program and will continue to evaluate share repurchases along with other opportunities to deploy our capital.

Cash flow provided by operating activities from continuing operations was $45.3 million during the current quarter. Excluding our accounts receivable financing program, our cash flow provided by operating activities from continuing operations was $48.8 million in the current quarter. As of May 31, 2023, our net debt was $203.6 million and our net leverage was 1.07x.

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Holmes continued, “The sales growth combined with our actions to improve margins drove record earnings in the fourth quarter. We also delivered solid cash flow, and our balance sheet remains exceptionally strong, which will allow us to continue to make growth investments, as we did with the acquisition of Trax.”

Fiscal year 2023 results

Full fiscal year 2023 consolidated sales were $2.0 billion, an increase of 9% from fiscal year 2022. Aviation Services sales increased by 9%, primarily from the continued recovery in the commercial market, while sales to government customers in this segment decreased 13% primarily due to the completion of certain government programs that occurred last fiscal year. Expeditionary Services sales increased 24% in fiscal year 2023 from higher volumes in our Mobility operations.

Full fiscal year 2023 income from continuing operations was $89.8 million, or $2.52 per diluted share. In fiscal year 2022, income from continuing operations was $78.5 million, or $2.16 per share. Our adjusted diluted earnings per share from continuing operations was $2.86 in the current year, compared to $2.38 last year, reflecting continued recovery in the commercial market.

Sales to commercial customers were 67% of consolidated sales, compared to 60% in the prior year. Cash flow from operating activities from continuing operations was $23.8 million in fiscal year 2023. Excluding our accounts receivable financing program, our cash flow provided by operating activities from continuing operations was $26.0 million in fiscal year 2023.

Holmes concluded, “I am exceptionally proud of our team and the record results we delivered this year. We expect continued growth in our parts business due to increasing demand for used material and the full ramp-up of recent new parts distribution contract awards. Our hangars are expected to remain largely full throughout the year, and we are excited about the opportunities Trax provides to help further strengthen the AAR value proposition. Our new business pipeline across the commercial and government markets remains strong, and we believe we are well-positioned to continue our growth and margin expansion.”

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Change in operating segments

Beginning in the first quarter of fiscal 2024, we implemented a new reporting structure which resulted in the separation of our Aviation Services segment into three new operating segments: Parts Supply, Repair & Engineering, and Integrated Solutions. In conjunction with this re-alignment, we have also changed our measure of segment performance from gross profit to operating income. These changes will be initially reflected in our condensed consolidated financial statements for the quarterly period ended August 31, 2023. We expect to file a Form 8-K later today that will provide certain historical summary financial information under our new operating segment structure for fiscal years 2022 and 2023.

Conference call information

On Tuesday, July 18, 2023, at 3:45 p.m. Central time, AAR will hold a conference call to discuss the results. The conference call can be accessed by registering at https://register.vevent.com/register/BI6e42da77ed2046a0b652f6417faa6d56. Once registered, participants will receive a dial-in number and a unique PIN that will allow them to access the call.

A replay of the conference call will be available for on-demand listening shortly after the completion of the call at https://edge.media-server.com/mmc/p/4efwk2rt and will remain available for approximately one year.

Investor Day information

AAR will host an Investor Day on Thursday, July 20, 2023 at 9 a.m. ET in New York City. During the event, AAR’s senior leadership team will provide an overview of the Company’s strategy, markets, operations, and key growth opportunities. For those not attending the event, a webcast of the presentations and accompanying slides will be available in the investor relations section of our website. Following the event, an archived version of the webcast and accompanying slides will be available for approximately one year on our website.

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About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through two operating segments: Aviation Services and Expeditionary Services. Additional information can be found at aarcorp.com.

Contact: Dylan Wolin – Vice President, Strategic & Corporate Development and Treasurer | +1-630-227-2017 | dylan.wolin@aarcorp.com

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including but not limited to the strength of the commercial and government aviation markets, opportunities for and the execution and success of growth investments, and continuing demand for our parts and services.

Forward-looking statements often address our expected future operating and financial performance and financial condition, or sustainability targets, goals, commitments, and other business plans, and often may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on the beliefs of Company management, as well as assumptions and estimates based on information available to the Company as of the dates such assumptions and estimates are made, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: (i) factors that adversely affect the commercial aviation industry; (ii) the impact of pandemics and other disease outbreaks, such as COVID-19, and similar public health threats on air travel, worldwide commercial activity and our and our customers’ ability to source parts and components; (iii) a reduction in the level of sales to the branches, agencies and departments of the U.S. government and their contractors (which were 29% of consolidated sales in fiscal year 2023); (iv) cost overruns and losses on fixed-price contracts; (v) nonperformance by subcontractors or suppliers; (vi) changes in or non-compliance with laws and regulations that may affect certain of our aviation and government and defense related activities that are subject to licensing, certification and other regulatory requirements imposed by the FAA, the U.S. State Department and other regulatory agencies, both domestic and foreign; (vii) a reduction in outsourcing of maintenance activity by airlines; (viii) a shortage of the skilled personnel on whom we depend to operate our business, or work stoppages; (ix) competition from other companies, including original equipment manufacturers, some of which have greater financial resources than we do; (x) financial and operational risks arising as a result of operating internationally; (xi) inability to integrate acquisitions effectively and execute our operational and financial plan related to the acquisitions; (xii) failure to realize the anticipated benefits of the acquisition of Trax USA Corp. (“Trax”) and difficulties integrating Trax’s operations (xiii) inability to recover our costs due to fluctuations in market values for aviation products and equipment caused by various factors, including reductions in air travel, airline bankruptcies, consolidations and fleet reductions; (xiv) asset impairment charges we may be required to recognize to reflect the non-recoverability of our assets or lowered expectations regarding businesses we have acquired; (xv) threats to our systems technology from equipment failures, cyber or other security threats or other disruptions; (xvi) a need to make significant capital expenditures to keep pace with technological developments in our industry; (xvii) a need to reduce the carrying value of our assets; (xviii) inability to fully execute our stock repurchase program and return capital to our stockholders; (xix) restrictions on paying, or failure to maintain or pay dividends; (xx) limitations on our ability to access the debt and equity capital markets or to draw down funds under loan agreements; (xxi) non-compliance with restrictive and financial covenants contained in certain of our loan agreements; (xxii) non-compliance with laws and regulations relating to the formation, administration and performance of our U.S. government contracts; (xxiii) exposure to product liability and property claims that may be in excess of our liability insurance coverage; (xxiv) impacts from stakeholder and market focus on environmental, social and governance matters; and (xxv) the costs of compliance, and liability for non-compliance, with environmental regulations, including future requirements regarding climate change and environmental, social and governance matters. Should one or more of those risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. Those events and uncertainties are difficult or impossible to predict accurately and many are beyond our control.

For a discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K, Part I, “Item 1A, Risk Factors” and our other filings from time to time with the U.S Securities and Exchange Commission. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The risks described in these reports are not the only risks we face, as additional risks and uncertainties are not currently known or foreseeable or impossible to predict accurately or risks that are beyond the Company’s control or deemed immaterial may materially adversely affect our business, financial condition or results of operations in future periods. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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AAR CORP. and subsidiaries

Condensed consolidated statements of income	Three months ended May 31,		Year ended May 31,
(In millions except per share data - unaudited)	2023	2022	2023	2022
Sales	$553.3	$476.1	$1,990.5	$1,820.0
Cost and expenses:
Cost of sales	445.2	386.3	1,620.4	1,506.8
Provision for credit losses	0.8	0.3	2.6	1.2
Selling, general and administrative	70.8	56.9	230.4	202.2
Loss from joint ventures	(0.2)	(1.2)	(3.2)	(2.9)

Operating income	36.3	31.4	133.9	106.9
Losses related to sale and exit of business	(0.2)	(0.4)	(0.7)	(1.7)
Interest expense, net	(4.7)	(0.6)	(11.2)	(2.3)
Other income (expense), net	(1.2)	0.1	(0.8)	2.2
Income from continuing operations before income tax expense	30.2	30.5	121.2	105.1
Income tax expense	7.0	6.6	31.4	26.6
Income from continuing operations	23.2	23.9	89.8	78.5
Income from discontinued operations	––	––	0.4	0.2
Net income	$23.2	$23.9	$90.2	$78.7

Earnings per share – Basic:
Earnings from continuing operations	$0.67	$0.67	$2.55	$2.19
Earnings from discontinued operations	––	––	0.01	0.01
Earnings per share – Basic	$0.67	$0.67	$2.56	$2.20

Earnings per share – Diluted:
Earnings from continuing operations	$0.66	$0.66	$2.52	$2.16
Earnings from discontinued operations	––	––	0.01	0.01
Earnings per share – Diluted	$0.66	$0.66	$2.53	$2.17

Share data:
Weighted average shares outstanding – Basic	34.4	35.1	34.7	35.6
Weighted average shares outstanding – Diluted	34.8	35.7	35.1	36.0

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AAR CORP. and subsidiaries

Condensed consolidated balance sheets	May 31, 2023	May 31, 2022
(In millions)	(unaudited)
ASSETS
Cash and cash equivalents	$68.4	$53.5
Restricted cash	13.4	5.4
Accounts receivable, net	241.3	214.0
Contract assets	86.9	73.6
Inventories, net	574.1	550.5
Rotable assets and equipment on or available for lease	50.6	53.6
Assets of discontinued operations	13.5	16.2
Other current assets	49.7	40.4
Total current assets	1,097.9	1,007.2
Property, plant, and equipment, net	126.1	109.6
Operating lease right-of-use assets, net	63.7	73.0
Goodwill and intangible assets, net	239.5	119.7
Rotable assets supporting long-term programs	178.1	166.6
Other non-current assets	127.8	97.8
Total assets	$1,833.1	$1,573.9

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$338.1	$331.0
Liabilities of discontinued operations	13.4	17.2
Total current liabilities	351.5	348.2
Long-term debt	269.7	98.9
Operating lease liabilities	48.2	57.4
Other liabilities	64.6	34.9
Total liabilities	734.0	539.4
Equity	1,099.1	1,034.5
Total liabilities and equity	$1,833.1	$1,573.9

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AAR CORP. and subsidiaries

Condensed consolidated statements of cash flows	Three months ended May 31,		Year ended May 31,
(In millions – unaudited)	2023	2022	2023	2022
Cash flows provided by operating activities:
Net income	$23.2	$23.9	$90.2	$78.7
Income from discontinued operations	––	––	(0.4)	(0.2)
Income from continuing operations	23.2	23.9	89.8	78.5
Adjustments to reconcile income from continuing operations to net cash provided by operating activities
Depreciation and amortization	7.7	7.6	27.9	33.1
Amortization of stock-based compensation	3.1	2.4	13.5	8.2
Provision for credit losses	0.8	0.3	2.6	1.2
Pension settlement charges	––	0.7	––	1.4
Impairment charges	1.0	––	1.0	2.9
Changes in certain assets and liabilities:
Accounts receivable	8.3	(4.9)	(18.1)	(49.0)
Contract assets	4.8	(4.8)	(13.7)	(1.9)
Inventories	(3.4)	(15.0)	(23.6)	(10.4)
Prepaid expenses and other current assets	0.2	12.5	(8.6)	(10.2)
Rotable assets supporting long-term programs	(6.1)	1.6	(19.3)	3.0
Accounts payable and accrued liabilities	6.7	1.7	(6.4)	18.9
Deferred revenue on long-term programs	(6.2)	1.3	(4.0)	3.8
Other	5.2	12.9	(17.3)	10.3
Net cash provided by operating activities – continuing operations	45.3	40.2	23.8	89.8
Net cash used in operating activities – discontinued operations	(0.1)	(0.1)	(0.5)	(14.6)
Net cash provided by operating activities	45.2	40.1	23.3	75.2

Cash flows used in investing activities:
Property, plant, and equipment expenditures	(7.0)	(7.1)	(29.5)	(17.3)
Payment for acquisition of Trax, net of cash acquired	(103.3)	––	(103.3)	––
Other	(0.4)	(2.5)	(5.2)	0.8
Net cash used in investing activities	(110.7)	(9.6)	(138.0)	(16.5)

Cash flows provided by (used in) financing activities:
Short-term borrowings (repayments) on Revolving Credit Facility, net	84.0	(4.5)	172.0	(34.2)
Purchase of treasury stock	––	(22.2)	(50.1)	(42.4)
Other	9.2	12.2	15.8	16.8
Net cash provided by (used in) financing activities	93.2	(14.5)	137.7	(59.8)
Effect of exchange rate changes on cash	––	(0.1)	(0.1)	(0.2)
Increase (Decrease) in cash and cash equivalents	27.7	15.9	22.9	(1.3)
Cash, cash equivalents, and restricted cash at beginning of period	54.1	43.0	58.9	60.2
Cash, cash equivalents, and restricted cash at end of period	$81.8	$58.9	$81.8	$58.9

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AAR CORP. and subsidiaries

Sales by business segment	Three months ended May 31,		Year ended May 31,
(In millions – unaudited)	2023	2022	2023	2022
Aviation Services	$529.9	$452.9	$1,898.7	$1,745.8
Expeditionary Services	23.4	23.2	91.8	74.2
	$553.3	$476.1	$1,990.5	$1,820.0

Gross profit by business segment	Three months ended May 31,		Year ended May 31,
(In millions- unaudited)	2023	2022	2023	2022
Aviation Services	$104.1	$84.7	$355.1	$297.5
Expeditionary Services	4.0	5.1	15.0	15.7
	$108.1	$89.8	$370.1	$313.2

Adjusted income from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted sales, adjusted cost of sales, adjusted gross profit margin, adjusted operating margin, adjusted cash provided by operating activities from continuing operations, adjusted EBITDA, net debt, and net debt to adjusted EBITDA are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe these non-GAAP financial measures are relevant and useful for investors as they illustrate our core operating performance, cash flows and leverage unaffected by the impact of certain items that management does not believe are indicative of our ongoing and core operating activities. When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance and leverage against that of other companies in the industries we compete. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our non-GAAP financial measures reflect adjustments for certain items including, but not limited to, the following:

•	Investigation and remediation compliance costs comprised of legal and professional fees related to addressing potential violations of the U.S. Foreign Corrupt Practices Act, which we self-reported to the U.S. Department of Justice and other agencies.

•	Contract termination/restructuring costs comprised of gains and losses that are recognized at the time of modifying, terminating, or restructuring certain customer and vendor contracts, including adjustments for forward loss provisions on long-term contracts.

•	Customer bankruptcy and credit charges (recoveries) reflecting the impact of bankruptcies and other credit charges primarily resulting from the significant impact of the COVID-19 pandemic on the commercial aviation industry.

•	Costs related to strategic projects consisting of professional fees for significant projects related to strategic financings and acquisitions, including due diligence costs.

•	Losses related to the sale and exit from our Composites manufacturing business including legal fees for the performance guarantee associated with the Composites’ A220 aircraft contract and charges associated with the change in fair value of the contingent consideration from the sale.

•	Expenses associated with our Trax acquisition including professional fees for legal, due diligence, and other acquisition activities, intangible asset amortization, and compensation expense related to contingent consideration and retention agreements.

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Adjusted EBITDA is income from continuing operations before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation, and items of an unusual nature including but not limited to business divestitures and acquisitions, workforce actions, subsidies and costs, impairment and exit charges, facility consolidation and repositioning costs, investigation and remediation compliance costs, purchase accounting and legal settlements, strategic project costs, equity investments gains and losses, Trax acquisition and amortization expenses, and significant customer events such as early terminations, contract restructurings, forward loss provisions and bankruptcies.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above-mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted income from continuing operations	Three months ended May 31,		Year ended May 31,
(In millions - unaudited)	2023	2022	2023	2022
Income from continuing operations	$23.2	$23.9	$89.8	$78.5
Investigation and remediation compliance costs	1.6	1.1	4.7	3.7
Losses related to sale and exit of business	0.2	0.4	0.7	1.7
Trax acquisition and amortization expenses	5.1	––	7.0	––
Loss on equity investments, net	1.0	––	0.1	––
Government COVID-related subsidies	––	(1.1)	(1.6)	(4.9)
Customer bankruptcy and credit charges	––	––	1.5	1.0
Russian bankruptcy court clawback judgment	––	––	1.8	––
Contract termination/restructuring costs and loss provisions, net	––	(0.3)	2.0	0.9
Costs related to strategic projects	––	1.8	(0.2)	1.8
Severance and pension settlement charges	––	0.7	0.1	3.3
Asset impairment and exit charges	––	0.1	––	3.5
Facility consolidation and repositioning costs	––	––	––	0.2
Recognition of foreign currency translation adjustments	––	––	––	0.2
Gain on settlement of purchase accounting liabilities	––	––	––	(1.0)
Tax effect on adjustments (a)	(2.0)	(0.6)	(4.1)	(2.6)
Adjusted income from continuing operations	$29.1	$26.0	$101.8	$86.3

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments.

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Adjusted diluted earnings per share from continuing operations	Three months ended May 31,		Year ended May 31,
(unaudited)	2023	2022	2023	2022
Diluted earnings per share from continuing operations	$0.66	$0.66	$2.52	$2.16
Investigation and remediation compliance costs	0.04	0.03	0.13	0.10
Losses related to sale and exit of business	0.01	0.01	0.02	0.05
Trax acquisition and amortization expenses	0.15	––	0.21	––
Loss on equity investments, net	0.03	––	0.01	––
Government COVID-related subsidies	––	(0.03)	(0.05)	(0.14)
Customer bankruptcy and credit charges	––	––	0.04	0.03
Russian bankruptcy court clawback judgment	––	––	0.05	––
Contract termination/restructuring costs and loss provisions, net	––	(0.01)	0.06	0.02
Costs related to strategic projects	––	0.05	––	0.05
Severance and pension settlement charges	––	0.02	––	0.10
Asset impairment and exit charges	––	––	––	0.10
Facility consolidation and repositioning costs	––	––	––	0.01
Gain on settlement of purchase accounting liabilities	––	––	––	(0.03)
Tax effect on adjustments (a)	(0.06)	(0.01)	(0.13)	(0.07)
Adjusted diluted earnings per share from continuing operations	$0.83	$0.72	$2.86	$2.38

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments.

Adjusted gross profit margin	Three months ended			Year ended
(In millions - unaudited)	May 31, 2023	February 28, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Sales	$553.3	$521.1	$476.1	$1,990.5	$1,820.0
Contract termination/restructuring costs, net	––	––	(1.2)	0.1	(2.9)
Adjusted sales	$553.3	$521.1	$474.9	$1,990.6	$1,817.1

Cost of sales	$445.2	$426.8	$386.3	$1,620.4	$1,506.8
Contract termination/restructuring costs and loss provisions, net	––	––	(0.9)	(1.9)	(3.8)
Government COVID-related subsidies	––	––	1.1	0.7	4.8
Facility consolidation and repositioning costs	––	––	––	––	(0.2)
Asset impairment and exit charges	––	––	––	––	(2.9)
Severance charges	––	––	––	––	(0.6)
Adjusted cost of sales	$445.2	$426.8	$386.5	$1,619.2	$1,504.1

Adjusted gross profit margin	19.5%	18.1%	18.6%	18.7%	17.2%

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Adjusted operating margin	Three months ended			Year ended
(In millions - unaudited)	May 31, 2023	February 28, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Adjusted sales	$553.3	$521.1	$474.9	$1,990.6	$1,817.1

Operating income	$36.3	$34.0	$31.4	$133.9	$106.9
Investigation and remediation costs	1.6	1.2	1.1	4.7	3.7
Trax acquisition and amortization expenses	5.1	1.9	––	7.0	––
Government COVID-related subsidies	––	(0.9)	(1.1)	(1.6)	(4.9)
Customer bankruptcy and credit charges	––	1.8	––	1.5	1.0
Russian bankruptcy court clawback judgment	––	1.8	––	1.8	––
Contract termination/restructuring costs and loss provisions, net	––	––	(0.3)	2.0	0.9
Costs related to strategic projects	––	––	1.8	(0.2)	1.8
Asset impairment and exit charges	––	––	0.1	––	3.5
Facility consolidation and repositioning costs				––	0.2
Severance charges	––	––	0.1	0.1	2.0
Adjusted operating income	$43.0	$39.8	$33.1	$149.2	$115.1

Adjusted operating margin	7.8%	7.6%	7.0%	7.5%	6.3%

Adjusted cash provided by operating activities from continuing operations	Three months ended May 31,		Year ended May 31,
(In millions - unaudited)	2023	2022	2023	2022
Cash provided by operating activities from continuing operations	$45.3	$40.2	$23.8	$89.8
Amounts outstanding on accounts receivable financing program:
Beginning of period	16.3	18.0	15.0	38.6
End of period	(12.8)	(15.0)	(12.8)	(15.0)
Adjusted cash provided by operating activities from continuing operations	$48.8	$43.2	$26.0	$113.4

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Adjusted EBITDA	Three months ended May 31,		Year ended May 31,
(In millions - unaudited)	2023	2022	2023	2022
Net income	$23.2	$23.9	$90.2	$78.7
Income from discontinued operations	––	––	(0.4)	(0.2)
Income tax expense	7.0	6.6	31.4	26.6
Other expense (income), net	1.2	(0.1)	0.8	(2.2)
Interest expense, net	4.7	0.6	11.2	2.3
Depreciation and amortization	7.7	7.6	27.9	33.1
Investigation and remediation compliance costs	1.6	1.1	4.7	3.7
Losses related to sale and exit of business	0.2	0.4	0.7	1.7
Trax acquisition-related expenses	4.3	––	6.2	––
Government COVID-related subsidies, net	––	(1.1)	(1.6)	(4.9)
Customer bankruptcy and credit charges	––	––	1.5	1.0
Russian bankruptcy court clawback judgment	––	––	1.8	––
Contract termination/restructuring costs and loss provisions, net	––	(0.3)	2.0	0.9
Costs related to strategic projects	––	1.8	(0.2)	1.8
Severance charges	––	0.1	0.1	2.0
Asset impairment and exit charges	––	0.1	––	3.5
Facility consolidation and repositioning costs	––	––	––	0.2
Stock-based compensation	3.1	2.4	13.5	8.2
Adjusted EBITDA	$53.0	$43.1	$189.8	$156.4

Net debt (In millions - unaudited)	May 31, 2023	May 31, 2022
Total debt	$272.0	$100.0
Less: Cash and cash equivalents	(68.4)	(53.5)
Net debt	$203.6	$46.5

Net debt to adjusted EBITDA (In millions - unaudited)	May 31, 2023	May 31, 2022
Adjusted EBITDA for the year ended	$189.8	$156.4
Net debt at period end	203.6	46.5
Net debt to Adjusted EBITDA	1.07	0.30

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